As filed with the Securities and Exchange Commission on March 10, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MEDASSETS, INC.
(Exact name of registrant as specified in its charter)

Delaware		51-0391128

(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

100 North Point Center East, Suite 200 Alpharetta, Georgia 30022 (678) 323-2500
(Address, including zip code, and telephone number, including area code, of principal executive offices)
MedAssets, Inc. 2010 Special Stock Incentive Plan
MedAssets, Inc. Employee Stock Purchase Plan
(Full title of the plan)
Jonathan H. Glenn, Esq.
Executive Vice President and Chief Legal and Administrative Officer
MedAssets, Inc.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022
(678) 323-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Steven J. Gartner, Esq.
Morgan D. Elwyn, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000
(212) 728-8111 (Facsimile)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered	share (2)	price (2)	registration fee
Common Stock, par value $0.01 per share (the “Common Stock”)	1,110,000 (1)	$15.80	$17,538,000	$2,036.16

(1)	Represents 610,000 shares of Common Stock issuable pursuant to the MedAssets, Inc. 2010 Special Stock Incentive Plan (the “Incentive Plan”) and 500,000 shares of Common Stock issuable pursuant to the MedAssets, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”). In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Incentive Plan and Stock Purchase Plan, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The following documents, filed with the Commission by MedAssets, Inc. (the “Company”), are incorporated by reference into the Registration Statement:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 1, 2011, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Company’s Current Reports on Form 8-K and 8-K/A, filed on January 10, 2011, January 21, 2011 and February 24, 2011 (but excluding any exhibits thereto that were expressly furnished in connection therewith), respectively, pursuant to the Exchange Act; and

(c)	the description of the Common Stock which is incorporated by reference into the Company’s Registration Statement on Form 8-A, filed on December 18, 2007.
          In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4. DESCRIPTION OF SECURITIES
          Inapplicable.

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Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
          Inapplicable.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
          The Company’s certificate of incorporation and by-laws generally eliminate the personal liability of its directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law.
          The Company has also entered into indemnity agreements with each of its directors and executive officers which provide for mandatory indemnity of an executive officer or director for any “claims” to which they may be subject by reason of the fact that the indemnitee is or was an executive officer or director of the Company, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the Company’s best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements also obligate the Company to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at the Company’s request as a director, officer, or agent of a corporation, limited liability company, partnership, joint venture, trust, or other entity or enterprise owned or controlled by the Company.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the above statutory provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
          Inapplicable.
Item 8. EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of KPMG LLP — Independent Registered Public Accounting Firm.

23.3	Consent of BDO USA, LLP — Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page).
Item 9. UNDERTAKINGS
          1. The undersigned registrant hereby undertakes:
          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 10 day of March, 2011.

MEDASSETS, INC.

By:	/s/ John A. Bardis
Name:	John A. Bardis
Title:	Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints John A. Bardis and L. Neil Hunn as his true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John A. Bardis	Chairman of the Board of Directors and	March 10, 2011
John A. Bardis	Chief Executive Officer (Principal Executive Officer)

/s/ L. Neil Hunn	Chief Financial Officer	March 10, 2011
L. Neil Hunn	(Principal Financial Officer)

/s/ Lance M. Culbreth	Chief Accounting Officer	March 10, 2011
Lance M. Culbreth	(Principal Accounting Officer)

/s/ Rand A. Ballard	Director, Chief Operating Officer	March 10, 2011
Rand A. Ballard

/s/ Samantha Trotman Burman	Director	March 10, 2011
Samantha Trotman Burman

Signature	Title	Date

/s/ Harris Hyman IV	Director	March 10, 2011
Harris Hyman IV

/s/ Vernon R. Loucks, Jr.	Director	March 10, 2011
Vernon R. Loucks, Jr.

/s/ Terrence J. Mulligan	Director	March 10, 2011
Terrence J. Mulligan

/s/ C.A. Lance Piccolo	Director	March 10, 2011
C.A. Lance Piccolo

/s/ Patrick T. Ryan	Director, President Spend and Clinical	March 10, 2011
Patrick T. Ryan	Resource Management Segment

/s/ Samuel K. Skinner	Director	March 10, 2011
Samuel K. Skinner

/s/ John C. Rutherford	Director	March 10, 2011
John C. Rutherford

/s/ Bruce F. Wesson	Director	March 10, 2011
Bruce F. Wesson

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Willkie Farr & Gallagher LLP as to the validity of the shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of KPMG LLP — Independent Registered Public Accounting Firm.

23.3	Consent of BDO USA, LLP — Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page).